Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

As of June 30, 2026

USD	Consolidated WISeSat Corp	CAC	Pubco	Pro forma adjustment		Pro forma balance sheet

ASSETS
Current assets
Cash and cash equivalents	7,187,735	8,393		(1,000,000)	A	13,912,332
				(175,070)	B
				-	C
				-
				(2,014,617)	E
				10,000,000	L
				(94,110)	K
Amounts owed by related parties, current	61,431	-				61,431
Prepaid expenses, current	504,516	84,623		(5,890)	K	583,249
Other current assets	142,400	-				142,400
Notes receivable	150,000	-		(150,000)	B	-
Total current assets	8,046,082	93,016	-	6,560,313		14,699,411

Non-current assets
Prepaid expenses, noncurrent	828,149	-		100,000	K	928,149
Cash and marketable securities held in Trust Account	-	27,213,256		(27,149,912)	F	-
				(63,344)	B
Intercompany Notes Receivable	-	-	-	-		-
Investment in FOSSA	1,242,034	-		-		1,242,034
Total non-current assets	2,070,183	27,213,256	-	(27,113,256)		2,170,183
Total Assets	10,116,265	27,306,272	-	(20,552,943)		16,869,594

LIABILITIES, SHARES SUBJECT TO REDEMPTION, AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	483,031	136,270		(287,293)	B / E	332,008
Due to a related party		50,000		(50,000)	B / E	-
Due to a related party – administrative expenses		140,000		(140,000)	B	-
Due to a third party		100,000		(100,000)	B	-
Due to Target (WISeSat.Space Corp.)		25,000		(25,000)	B	-
Promissory note – Target (WISeSat.Space Corp.)		125,000		(125,000)	B	-
Other current liabilities	99,928					99,928
Total current liabilities	582,958	576,270	-	(727,293)		431,936

Indebtedness to related parties, noncurrent	6,152,494					6,152,494
Other noncurrent liabilities	-					-
Total non-current liabilities	6,152,494	-	-	-		6,152,494

Total liabilities	6,735,452	576,270	-	(727,293)		6,584,430

Ordinary shares subject to possible redemption		27,213,256		(27,149,912)	F	-
				(63,344)	G

Ordinary Shares	-	194	-	(194)	H	-
Ordinary / Public Shares	-	-	-	-		-
Class F Shares	-	-	-	-		-
Additional Paid-In Capital	10,006,906	-	-	63,344	G	17,030,733
				194	H
				(483,448)	H
				(1,000,000)	A
				119,475	I
				(1,863,595)	E
				187,857	B
				10,000,000	L
Retained Earnings / (Accum. Deficit)	(6,601,346)	(483,448)	-	483,448	H	(6,720,821)
				(119,475)	I
				-	C
Accumulated other comprehensive income / (loss)	(24,748)	-	-			(24,748)

Total Shareholders’ Equity (Deficit)	3,380,813	(483,254)	-	7,387,606		10,285,164

Total Liabilities, Shares Subject to Possible Redemption, and Shareholders’ Equity	10,116,265	27,306,272	-	(20,552,943)		16,869,594

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

6 month period ended June 30, 2026

USD	Consolidated WISeSat Corp	CAC	Pubco	Pro forma adjustment		Pro forma income statement

Total revenue	-	-				-

Operating expenses:
Research & development expenses	(688,993)	-				(688,993)
Selling & marketing expenses	(629,759)	-				(629,759)
General & administrative expenses	(1,589,545)	(362,492)		(129,475)	I, K	(2,081,512)
				-	C
Total operating expenses	(2,908,298)	(362,492)	-	(129,475)		(3,400,265)

Loss from operations	(2,908,298)	(362,492)	-	(129,475)		(3,400,265)

Interest earned on demand deposit in Trust Account		513,750		(513,750)	J	-
Other income	22,871					22,871
Other expense	(10,730)					(10,730)
Total other income, net	12,141	513,750	-	(513,750)		12,141

Income (loss) before income tax expense	(2,896,156)	151,258	-	(643,225)		(3,388,123)
Income tax expense		-				-
Net income (loss)	(2,896,156)	151,258	-	(643,225)		(3,388,123)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(23,355)	-				(23,355)
Other comprehensive income / (loss)	(23,355)	-	-	-		(23,355)

Comprehensive income / (loss)	(2,919,512)	151,258	-	(643,225)		(3,411,479)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption		2,855,108
Basic and diluted net income per share, ordinary shares subject to possible redemption		0.03
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares		1,944,290
Basic and diluted net income per share, non-redeemable ordinary shares		0.03

Basic and diluted weighted average shares outstanding, Ordinary Shares	5,436		100			16,818,772
Basic and diluted net loss per share, Ordinary Shares	(266.44)		–			(0.11)
Basic and diluted weighted average shares outstanding, Class F Shares	5,434					12,997,400
Basic and diluted net loss per share, Class F Shares	(266.44)					(0.11)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2025

USD	Consolidated WISeSat Corp	CAC	Pubco	Pro forma adjustment		Pro forma income statement

Net revenues	196,764	-				196,764

Operating expenses:
Research & development expenses	(863,681)	-				(863,681)
Selling & marketing expenses	(1,166,516)	-				(1,166,516)
General & administrative expenses	(1,414,999)	(946,512)		(139,475)	I/K	(2,500,986)
				-	C
Total operating expenses	(3,445,195)	(946,512)	-	(139,475)		(4,531,182)

Loss from operations	(3,248,431)	(946,512)	-	(139,475)		(4,334,418)

Interest earned on demand deposit in Trust Account		2,231,602		(2,231,602)	J	-
Other income	13,039					13,039
Other expense	(2,154)					(2,154)
Total other income, net	10,885	2,231,602	-	(2,231,602)		10,885

Income (loss) before income tax expense	(3,237,546)	1,285,090	-	(2,371,077)		(4,323,533)
Income tax expense						-
Net income (loss)	(3,237,546)	1,285,090	-	(2,371,077)		(4,323,533)

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	1,888	-				1,888
Other comprehensive income / (loss)	1,888	-	-	-		1,888

Comprehensive income / (loss)	(3,235,659)	1,285,090	-	(2,371,077)		(4,321,646)

Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption		5,605,479
Basic and diluted net income per share, ordinary shares subject to possible redemption		0.17
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares		1,915,076
Basic and diluted net income per share, non-redeemable ordinary shares		0.17

Basic and diluted weighted average shares outstanding, Ordinary Shares	5,051		100			16,818,772
Basic and diluted net loss per share, Ordinary Shares	(320.54)		–			(0.15)
Basic and diluted weighted average shares outstanding, Class F Shares	5,049					12,997,400
Basic and diluted net loss per share, Class F Shares	(320.54)					(0.15)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Note 1. Transaction and basis of presentation

On October 1, 2026, WISeSat.Space Holdings Corp. (“Pubco”) completed the business combination involving WISeSat.Space Corp. (“WISeSat”) and Columbus Acquisition Corp. (“CAC”). WISeSat and CAC became subsidiaries of Pubco. The accompanying unaudited pro forma condensed combined financial information illustrates the effect of the transaction and related financing and settlement arrangements on the historical financial information of WISeSat and CAC.

The pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the transactions as if completed on that date. The pro forma condensed combined statements of operations for the year ended December 31, 2025 and six months ended June 30, 2026 give effect to the transactions as if completed on January 1, 2025. The presentation applies the final closing terms, redemptions and initial PIPE issuance to the historical financial information for those periods.

The information is prepared under Regulation S-X Article 11 and should be read with the historical financial statements and related notes of WISeSat, CAC and Pubco included in this filing. It is illustrative and does not represent the financial position or results that would necessarily have occurred, or predict future results. No anticipated operating synergies or cost savings are included.

Note 2. Reverse recapitalization

WISeSat is the accounting acquirer and predecessor. CAC is the accounting acquiree and does not meet the definition of a business. The transaction is accounted for as a reverse recapitalization: CAC’s identifiable net assets are incorporated at historical carrying amounts, no goodwill or other acquisition-accounting step-up is recognized, and WISeSat’s historical financial statements continue as those of the combined company. CAC’s historical share capital and accumulated deficit are eliminated through additional paid-in capital.

Note 3. Balance sheet adjustments

A. Maxim cash fee

Reflects the $1,000,000 Maxim cash fee under the closing arrangements as a reduction of cash and additional paid-in capital.

B. Opening liabilities and trust release

Eliminates CAC’s $576,270 of June 30 current liabilities, including $136,270 of accounts payable and accruals, $140,000 of sponsor administrative fees and $300,000 of funding liabilities. The offset includes $63,343.61 of remaining June trust funds, $175,069.84 of net additional cash settlement, elimination of WISeSat’s $150,000 extension-note receivable, a $47,856.55 Continental accrual correction and an assumed $140,000 noncash sponsor settlement credited to additional paid-in capital. The pro forma assumes the remaining opening obligations were settled under the closing arrangements. No additional cash payment is assumed for the sponsor administrative fees.

C. NewBridge fees

No additional adjustment is included for the historical NewBridge fees because the amounts were already recorded and paid before June 30, 2026.

E. Additional transaction costs

Reflects $1,863,594.53 of additional transaction costs presented as a deduction from additional paid-in capital. Cash is reduced by $2,014,617.03, including settlement of WISeSat’s separately recorded $151,022.50 June EGS accrual. Opening CAC liabilities are addressed in B and are not duplicated in E. The amounts and classification reflect the treatment used in the accompanying pro forma tables.

F. Final public share redemptions

Reflects redemption of 2,515,182 CAC public shares for aggregate payments of $27,149,912.39, reducing trust cash and redeemable equity. The aggregate uses the participant payments, including rounding; the redemption price is displayed as $10.79 per share.

G. Remaining redeemable equity

Reclassifies the $63,343.61 June carrying amount remaining after the final redemption payments to additional paid-in capital. A total of 34,967 public shares remain outstanding before the conversion of public rights.

H. CAC historical equity

Eliminates CAC’s $194 historical share capital and $483,448 accumulated deficit, resulting in a net debit of $483,254 to additional paid-in capital.

I. Director option

Reflects the retained $119,475 compensation adjustment for the Cameron Johnson option covering 12,000 shares, using the estimated value disclosed in CAC’s historical filing, with a corresponding credit to additional paid-in capital. The accompanying model includes this expense in both presented statements of operations.

K. Runoff insurance

Reflects a six-year D&O runoff premium of $120,000, a $25,890.41 credit against the existing-policy prepaid and a net closing cash payment of $94,109.59. The gross premium is presented as $20,000 current prepaid insurance and $100,000 noncurrent prepaid insurance. Straight-line amortization is $20,000 annually and $10,000 for six months.

L. PIPE subscription

Reflects $10,000,000 of PIPE proceeds and a corresponding increase in additional paid-in capital for the initial issuance of 926,784 ordinary shares to SEALSQ at $10.79 per share. Potential additional shares under the subscription agreement’s pricing adjustment provisions are not included in the initial closing capitalization or basic EPS denominator.

Note 4. Additional transaction cost detail

Cost category	USD
Audit & PCAOB BDO (excl. statutory audit)	90,345.34
De-SPAC Counsel	325,000.00
Robinson & Cole — additional costs	3,333.33
Ogier — additional costs	43,376.55
SPAC Auditor	29,355.00
Accounting	5,500.00
Proxy services — additional costs	18,605.41
CAC EDGAR / printing — additional costs	3,729.00
Continental — invoice 129422	129,106.50
EDGAR & Printer Fees	9,310.90
EGS counsel — additional costs not included in June accounts	650,932.50
Round-lot services — IB, paid before closing	150,000.00
Round-lot services — Sutter, paid before closing	280,000.00
Round-lot services — IB, paid at closing	125,000.00
Total additional costs	1,863,594.53

The BDO amount relates to supported F-4 amendment and consent work and excludes the annual audit and half-year review budget. EGS additional costs comprise the July invoice of $230,932.50 and the agreed $420,000 closing settlement. The separately recorded June EGS accrual is settled without a second charge to expense or equity issuance costs.

Note 5. Statement of operations adjustments

Adjustment	Year ended December 31, 2025	Six months ended June 30, 2026
I Director-option expense	119,475	119,475
J Elimination of CAC trust interest income	(2,231,602)	(513,750)
K Runoff insurance amortization	20,000	10,000

Adjustment J removes income earned on CAC’s trust investments because the trust funds are assumed redeemed or released at the beginning of the periods presented. J affects only the pro forma statements of operations and does not create an additional balance-sheet entry. No separate incremental income-tax adjustment is included in the current presentation.

Note 6. Shares and loss per share

Pro forma closing shares	Number
Ordinary shares	16,818,772
Class F shares	12,997,400
Total shares	29,816,172

The share counts reflect the exchange of WISeSat shares, CAC securities surviving redemptions and rights conversions, sponsor transfers and forfeitures, settlement shares and the initial PIPE issuance. The Company Notes are settled through 128,571 newly issued shares. Sponsor transfers and forfeitures are reflected separately and do not constitute additional newly issued shares. Shares underlying the director option and potential PIPE pricing adjustments are excluded from the issued-share count.

The closing share counts are assumed outstanding throughout each pro forma operating period. Losses are allocated equally per share between ordinary and Class F shares. Potential ordinary shares are excluded from diluted EPS because their inclusion would be antidilutive. Pro forma basic and diluted loss per share is $0.15 for each class for the year ended December 31, 2025 and $0.11 for each class for the six months ended June 30, 2026.